Exhibit 5.1

Linklaters LLP
World Trade Centre Amsterdam
Zuidplein 180
1077 XV Amsterdam
Telephone (31 20) 799 6200
Facsimile (31 20) 799 6300

The Magnum Ice Cream Company N.V.
Reguliersdwarsstraat 63
1017 BK Amsterdam
The Netherlands

15 December 2025

The Magnum Ice Cream Company N.V. (the “Company”) – SEC Registration of ordinary shares, with a nominal value of €3.50 each, in the capital of the Company (“Ordinary Shares”)

1	We have acted as Dutch legal advisers to the Company in connection with the filing by the Company under the Securities Act of 1933 (the “Act”) of a registration statement on Form S-8 dated 15 December 2025 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”). The Registration Statement relates to the registration (the “Registration”) by the Company with the SEC of an aggregate of up to 4.5 million Ordinary Shares (the “Shares”) to be newly issued by the Company in connection with the Rules of The Magnum Ice Cream Company Long Term Incentive Plan 2025 effective as of 8 December 2025 (the “LTIP”) and/or the Rules of The Magnum Ice Cream Company Celebration Award Plan effective as of 8 December 2025 (the “Celebration Award Plan” and together with the LTIP, the “Plans” and each a “Plan”).

2	This opinion is limited to Dutch law as applied by the Dutch courts and published in print and in effect on the date of this opinion, excluding tax law, the laws of the European Union (insofar as not implemented or incorporated in Dutch law), market abuse, equal treatment of shareholders, financial assistance and competition and procurement laws. This opinion is given on the basis that we undertake no responsibility to notify any addressee of this opinion of any change in Dutch law after the date of this opinion. It is given in accordance with customary Dutch legal practice and on the basis that it and all matters relating to it will be governed by and construed in accordance with Dutch law. In this opinion, Dutch legal concepts are expressed in English terms and not in their original Dutch terms. The Dutch concepts concerned may not be identical to the concepts described by the English terms as they may exist or be interpreted under the laws of jurisdictions other than the Netherlands.

3	For the purpose of this opinion we have only examined, and relied upon and assumed the accuracy of the factual statements and compliance with the undertakings included in, the documents listed and, where appropriate, defined (together with certain other terms used herein) in the Schedule to this letter. Our examination has been limited to the text of the documents. In addition, we have obtained the following confirmations given by telephone or otherwise on the date of this opinion:

This communication is confidential and may be privileged or otherwise protected by work product immunity.

Linklaters LLP is a limited liability partnership registered in England and Wales with registered number OC326345. It is a law firm authorised and regulated by the Solicitors Regulation Authority. The term partner in relation to Linklaters LLP is used to refer to a member of Linklaters LLP or an employee or consultant of Linklaters LLP or any of its affiliated firms or entities with equivalent standing and qualifications. A list of the names of the members of Linklaters LLP together with a list of those non-members who are designated as partners and their professional qualifications is open to inspection at its registered office, One Silk Street, London EC2Y 8HQ, England or on www.linklaters.com and such persons are either solicitors, registered foreign lawyers or European lawyers. Linklaters LLP is also registered with the Dutch Trade Register of the Chamber of Commerce under number 34367130.

Please refer to www.linklaters.com/regulation for important information on our regulatory position.

3.1	Confirmation from the Chamber of Commerce that the Trade Register Extract is up to date in all respects material for this opinion, it being noted that the Trade Register Extract will need to be amended to reflect the increase in the Company’s authorised, issued and outstanding share capital.

3.2	Confirmation from the central insolvency register (centraal insolventieregister) that the Company is not registered as having been declared bankrupt (failliet verklaard) or granted suspension of payments (surseance verleend) or preparing a public pre-insolvency scheme (openbare akkoordprocedure).

4	We have assumed the following:

4.1	All copy documents conform to the originals and all originals are genuine and complete.

4.2	Each signature is the genuine signature of the individual concerned and, if an electronic signature (elektronische handtekening), it was placed by the person whose electronic signature it purports to be or upon such person’s instruction.

4.3	All documents were at their date, and have through the date hereof remained, accurate, complete and in full force and effect without modification (except for the Trade Register Extract as noted in paragraph 3.1 above), and have been or will have been executed in the same form as examined by us for the purposes of this opinion. All confirmations referred to in paragraph 3 are true.

4.4	The Company has not (i) had its assets placed under administration (onder bewind gesteld), (ii) been dissolved (ontbonden), merged (gefuseerd) or split up (gesplitst), or (iii) registered itself as preparing for a pre-insolvency scheme (akkoord) or been subjected to any one of the insolvency and winding-up proceedings listed in Annex A to Regulation (EU) 2015/848 on insolvency proceedings (recast) or to the appointment of a restructuring expert (herstructureringsdeskundige) (“Insolvency Proceedings”, including, inter alia, bankruptcy (faillissement)).

4.5	The minutes referred to in the Schedule are a true record of proceedings in duly convened, constituted and quorate meetings described therein and the resolutions set out in those minutes and the written resolutions referred to in the Schedule have been validly passed. All resolutions comply with the requirements of reasonableness and fairness (redelijkheid en billijkheid) under Dutch law and any conditions and limitations contained therein have been or will have been complied with.

4.6	All resolutions required for the issue of Share, or the grant of rights to subscribe for Shares, under the Plans and the exclusion of any pre-emptive rights (voorkeursrechten) relating thereto will (i) have been duly adopted and validly passed, (ii) comply with the requirements of reasonableness and fairness (redelijkheid en billijkheid) under Dutch law and with the articles of association of the Company as in force at the time of the relevant resolution, and (iii) have not been, and will not be, amended, nullified, revoked, or declared null and void and any conditions and limitations contained therein have been or will have been complied with.

4.7	At each time Shares are issued, or rights to subscribe for Shares are granted, (i) the Company's authorised share capital will be sufficient to allow for the issue or grant and (ii) the relevant Plan remains in full force and effect without modification.

4.8	Any rights to subscribe for Shares (i) have been or will have been granted and accepted in accordance with the relevant Plan and (ii) are or will be valid, binding and enforceable on each party other than the Company under the law to which they are expressed to be subject and under any other applicable law.

4.9	When issued, the Shares have been or will have been validly accepted, issued and subscribed (genomen) and paid for in accordance with the relevant Plan, the articles of association of the Company as in force at the time of the issue and applicable laws (including, for the avoidance of doubt, Dutch law).

4.10	The nominal amount of each Share and any agreed share premium will have been validly paid.

5	In our opinion, the Shares, when issued, will have been validly issued in accordance with Dutch law, fully paid and non-assessable.

6	This opinion is subject to any matters not disclosed to us and to the following qualifications:

6.1	The term “non-assessable” has no equivalent legal term under Dutch law and for the purpose of this opinion, “non-assessable” means that a holder of a Registration Share will not by reason of merely being such a holder, be subject to assessment or calls by the Company or its creditors for further payment on such Share.

6.2	This opinion is limited by, and therefore we do not express any opinion or statement as to the consequences of, any Insolvency Proceeding, insolvency, liquidation (ontbinding en vereffening), reorganisation, fraudulent conveyance (Actio Pauliana) and other laws relating to or affecting the rights of creditors, and any sanctions and measures implemented or effective in the Netherlands under the Sanctions Act 1977 (Sanctiewet 1977) or European Union regulations or otherwise by international sanctions.

6.3	The Trade Register Extract and the confirmations referred to in paragraph 3 do not provide conclusive evidence that the information set out in the Trade Register Extract is correct or that the Company has not become the subject of an Insolvency Proceeding.

6.4	We do not express any opinion as to facts.

7	This opinion is addressed to you solely for your benefit in connection with the Registration. It is not be transmitted to anyone else nor is to be relied upon by anyone else or for any other purpose or quoted or referred to in any public documents or filed with anyone without our prior written consent. We hereby consent to the filing of this opinion with the SEC as Exhibit 5 to the Registration Statement. In given such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder.

Yours faithfully

/s/ Linklaters LLP

Linklaters LLP

Schedule

1	An electronic certified copy of an extract from the trade register obtained from the chamber of commerce (the “Chamber of Commerce”) regarding the Company dated 12 December 2025 (the “Trade Register Extract”).

2	A print-out of an electronic copy of a notarial copy of the Company’s deed of incorporation dated 15 April 2024 and of its deed of conversion from a private company with limited liability to a limited liability company dated 1 December 2025 including the articles of association, both as obtained from and according to the Chamber of Commerce.

3	A print-out of an electronic copy of the minutes of meetings of the board of directors of the Company held on 2 November 2025 and 1 December 2025 referring to resolutions adopted by the Company’s board of directors in such meetings; and of a written resolution of Unilever International Holdings B.V. in its stated capacity as the Company’s sole shareholder dated 6 December 2025.

4	A print-out of an electronic copy of each Plan.

5	A print-out of an electronic copy of the Registration Statement.

References in this opinion to “documents” are to any and all documents mentioned in this Schedule and include the Shares, unless the context requires otherwise.